EXHIBIT 23.1

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors of

Altiris, Inc.:

We consent to the use of our reports dated March 10, 2004, with respect to the consolidated balance sheets of Altiris, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, incorporated herein by reference.

/s/    KPMG LLP

Salt Lake City, Utah

March 26, 2004